AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

         EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                                     Year Ended December 31,
                                             -----------------------------------------------------------------------
                                                 2002            2001              2000           1999          1998
                                                 ----            ----              ----           ----          ----


Pretax income (loss)                         $130,350       ($ 12,751)        ($ 77,298)      $223,307      $203,489
Minority interest in subsidiaries
  having fixed charges (*)                     33,839          43,187            44,961         48,780        55,646
Less undistributed equity in
  losses of investees                          13,830          25,462           142,230         32,156        17,997
Fixed charges:
  Interest on annuities                       300,966         294,654           293,171        262,632       261,666
  Interest expense                             60,271          60,616            67,638         64,544        58,925
  Debt discount (premium) and expense             879           1,072               763           (129)         (504)
  One-third of rentals                         16,483          16,900            13,963         12,226        11,883
                                             --------        --------          --------       --------      --------

      EARNINGS                               $556,618        $429,140          $485,428       $643,516      $609,102
                                             ========        ========          ========       ========      ========


Fixed charges:
  Interest on annuities                      $300,966        $294,654          $293,171       $262,632      $261,666
  Interest expense                             60,271          60,616            67,638         64,544        58,925
  Debt discount (premium) and expense             879           1,072               763           (129)         (504)
  One-third of rentals                         16,483          16,900            13,963         12,226        11,883
  Pretax preferred dividend
    requirements of subsidiaries               28,184          32,296            35,648         36,566        37,628
                                             --------        --------          --------       --------      --------

      FIXED CHARGES                          $406,783        $405,538          $411,183       $375,839      $369,598
                                             ========        ========          ========       ========      ========


Ratio of Earnings to Fixed Charges               1.37            1.06              1.18           1.71          1.65
                                                 ====            ====              ====           ====          ====


Earnings in Excess of Fixed Charges          $149,835        $ 23,602          $ 74,245       $267,677      $239,504
                                             ========        ========          ========       ========      ========

(*) Amounts include subsidiary preferred dividends and accrued distributions on trust preferred securities.

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